FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (this "First Amendment") is made this 1st day of December, 2016, by and between **LIBERTY PROPERTY LIMITED PARTNERSHIP**, a Pennsylvania limited partnership ("Landlord"), and **TREBOR INDUSTRIES, INC.**, a Florida corporation ("Tenant").

BACKGROUND:

A. Landlord and Tenant are parties to that certain Lease Agreement dated August 14, 2014 (the "Lease"), covering that certain premises containing approximately 8,541 rentable square feet (the "Premises") known as 3001 NW 25th Avenue, Bay 1, located in Landlord's building (the "Building") at Powerline Park, Building Six, 3001-3037 NW 25th Avenue, Pompano Beach, Florida 33069, as more fully described in the Lease.

B. Tenant desires to extend the Term of the Lease and Landlord has agreed to such extension, subject to the provisions of this First Amendment. Accordingly, Landlord and Tenant desire to amend the Lease.

NOW, THEREFORE, the parties hereto, in consideration of the mutual promises and covenants contained herein and in the Lease, and intending to be legally bound hereby, agree that the Lease is amended as follows:

1. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Lease.

2. The "**Term**" of the Lease is hereby extended for one additional term of 84 months (the "Extended Term") commencing on October 1, 2017 and expiring at 11:59 P.M. local time on September 30, 2024.

3. Section 1(e) of the Lease, defining "**Expiration Date**", is hereby amended to extend the Expiration Date until September 30, 2024.

4. Tenant's "**Minimum Annual Rent**" obligation for the Extended Term shall be as follows:

Lease Period	Annual	Monthly
10/1/17 – 9/30/18	$55,516.50	$4,626.38
10/1/18 – 9/30/19	$57,182.00	$4,765.17
10/1/19 – 9/30/20	$58,897.45	$4,908.12
10/1/20 – 9/30/21	$60,664.38	$5,055.36
10/1/21 – 9/30/22	$62,484.31	$5,207.03
10/1/22 – 9/30/23	$64,358.84	$5,363.24
10/1/23 – 9/30/24	$66,289.60	$5,524.13

The foregoing Minimum Annual Rent does not include applicable Florida sales tax payable by Tenant, which applicable Florida sales tax shall be paid by Tenant in addition to the above noted Minimum Annual Rent, together with each installment of Minimum Annual Rent.

5. Tenant accepts the Premises in its "as is" "where is" condition and Landlord shall have no obligations whatsoever to improve or pay for improvements to the Premises for Tenant's use and occupancy.

6. The parties agree that they have dealt with no brokers in connection with this First Amendment. Each party agrees to indemnify and hold the other harmless from any and all claims for commissions or fees in connection with the Extended Term and this First Amendment from any real estate brokers or agents with whom they may have dealt.

7. Section 9 of the Lease, entitled "Maintenance and Repairs", is hereby deleted in its entirety and the following is substituted therefor:

"9. **Maintenance and Repairs**.

(a) Maintenance obligations, and the responsibility for payment associated with the performance of such Maintenance, shall be allocated between Landlord and Tenant in accordance with Rider 2, except as otherwise set forth in this Section 9.

(b) Notwithstanding anything contained in this Lease to the contrary: (i) Tenant shall be solely responsible for all costs and expenses incurred by Landlord for any Alterations, or other Maintenance made necessary because of (A) Tenant's Alterations, Major Repairs or installations, (B) circumstances special or particular to Tenant, including Tenant's special or particular use of the Premises, or (C) the acts or omissions of Tenant or its Agents, in each case, to the extent not covered by applicable insurance proceeds paid to Landlord (Tenant being responsible for Landlord's commercially reasonable deductible notwithstanding the waiver of claims set forth in Section 8(c)); and (ii) provided Tenant has been informed of the conditions of the applicable warranty, Tenant shall be solely responsible for all costs and expenses incurred by Landlord for any Maintenance that would have been covered by warranty but is no longer covered by warranty due to the acts or omissions of Tenant or its Agents. Tenant agrees to pay to Landlord, within 10 days after being billed therefor, all costs and expenses for which Tenant is liable pursuant to this paragraph.

(c) For purposes of this Lease, "Major Repair" means with respect to Maintenance to be performed by Tenant, any (i) structural Maintenance, (ii) non-routine Maintenance to any Building System, (iii) roof Maintenance, or (iv) Maintenance project reasonably expected to cost more than $10,000.00."

8. Rider 2 to Lease Agreement attached to this First Amendment is hereby incorporated into the Lease as Rider 2 to Lease Agreement.

9. Landlord's review and approval rights with respect to Alterations by Tenant shall also apply to Major Repairs performed by Tenant. Accordingly, the first two sentences of Section 12 of the Lease, entitled "Alterations", are hereby deleted in their entirety and the following sentences are substituted therefor:

"Except for non-structural Alterations or Major Repairs that, in either instance, (i) do not exceed $5,000.00 in the aggregate, (ii) are not visible from the exterior of the Premises,

(iii) do not affect any Building System or the structural strength of the Building, (iv) do not require penetrations into the floor, ceiling or walls, and (v) do not require work within the walls, below the floor or above the ceiling, Tenant shall not make or permit any Alterations or Major Repairs in or to the Premises without first obtaining Landlord's consent, which consent shall not be unreasonably withheld. With respect to any Alterations or Major Repairs made by or on behalf of Tenant (whether or not the Alteration or Major Repair requires Landlord's consent): (i) not less than 10 days prior to commencing any Alteration or Major Repair, Tenant shall deliver to Landlord the plans, specifications and necessary permits for the Alteration or Major Repair, together with certificates evidencing that Tenant's contractors and subcontractors have adequate insurance coverage naming Landlord, Liberty Property Trust and any other associated or affiliated entity as their interests may appear as additional insureds; (ii) Tenant shall obtain Landlord's prior written approval of any contractor or subcontractor; (iii) the Alteration or Major Repair shall be constructed with new materials, in a good and workmanlike manner, and in compliance with all Laws and the plans and specifications delivered to, and, if required above, approved by Landlord; (iv) the Alteration or Major Repair shall be performed in accordance with Landlord's reasonable requirements relating to sustainability and energy efficiency; (v) Tenant shall pay Landlord all reasonable costs and expenses in connection with Landlord's review of Tenant's plans and specifications, and of any supervision or inspection of the construction Landlord deems necessary; and (vi) upon Landlord's request Tenant shall, prior to commencing any Alteration or Major Repair, provide Landlord reasonable security against liens arising out of such construction."

10. The first sentence of Section 14(b) of the Lease is hereby amended by adding "to verify that Tenant is performing its Maintenance obligations in accordance with this Lease," before "to exhibit the Premises for the purpose of sale or financing".

11. For all purposes under the Lease, as hereby amended, the capitalized term "Maintenance" shall have the same meaning as the term "Maintain" (which term "Maintain" is defined in Rider 1 to Lease Agreement attached to the Lease).

12. The first sentence of the definition of "Operating Expenses", set forth in Rider 1 to Lease Agreement attached to the Lease, is hereby deleted in its entirety and the following sentence is substituted therefor:

""Operating Expenses" means all costs, fees, charges and expenses incurred or charged by Landlord in connection with the ownership, operation, maintenance and repair of, and services provided to, the Property, including, but not limited to: (i) the charges at standard retail rates for any utilities provided by Landlord pursuant to Section 7 of this Lease; (ii) the cost of insurance carried by Landlord pursuant to Section 8 of this Lease together with the cost of any deductible paid by Landlord in connection with an insured loss; (iii) Landlord's cost to Maintain the Property (other than as provided in subsection (a) of Rider 2 of this Lease); (iv) to the extent not otherwise payable by Tenant pursuant to Section 5 of this Lease, all levies, taxes (including real estate taxes, sales taxes and gross receipt taxes), assessments, liens, license and permit fees, together with the reasonable cost of contesting any of the foregoing, which are applicable to the Term, and which are imposed by any authority or under any Law, or pursuant to any recorded covenants or agreements, upon or with respect to the Property, or any improvements thereto, or directly upon this Lease or the Rent or upon amounts payable by any subtenants or other occupants of the Premises, or against Landlord because of Landlord's estate or interest in the

Property; (v) the annual amortization (over their estimated economic useful life or payback period, whichever is shorter) of the costs (including reasonable financing charges) of improvements or replacements that would be classified as a capital expenditure under sound real estate accounting practices consistently applied; (vi) a management fee; (vii) a property service fee covering employees of and vehicles utilized by Landlord providing repair, maintenance and related services to the Property, and equipment, tools and materials used in connection with and other costs related to such services, all of which shall be consistent with the service level set forth in Rider 2 of this Lease; and (viii) costs to process the certification or re-certification of the Building pursuant to any applicable environmental or energy rating/bench marking system (such as Energy Star or LEED) including applying, reporting, and tracking costs and related reasonable consultant's fees associated therewith."

13. Except as expressly modified herein, the terms and conditions of the Lease shall remain unchanged and in full force and effect.

14. Tenant acknowledges and agrees that the Lease is in full force and effect and Tenant has no claims or offsets against Rent due or to become due thereunder.

15. This First Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

16. This First Amendment may be executed in counterparts, each of which shall constitute an original, but which, taken together, shall be one original agreement. Any counterpart of this First Amendment may be executed and delivered by electronic transmission (including, without limitation, e-mail) or by portable document format (pdf) and shall have the same force and effect as an original.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment as of the day and year first above written.

LANDLORD:

LIBERTY PROPERTY LIMITED PARTNERSHIP

Witness:

By: Liberty Property Trust, its sole general partner

By: ______________________

Name: Anderson Petry
Title: VP, market officer

Name (printed) Amanda Zinzi

Name (printed) Denise Domino

TENANT:

Witness:

TREBOR INDUSTRIES, INC.

By: ______________________

Name: Robert M. Connell
Title: CEO

Name (printed) J.W. MORRIS

Name (printed) THOMAS FURBISH

Rider 2 to Lease Agreement

MAINTENANCE AND REPAIR RESPONSIBILITIES

Maintenance obligations, and the responsibility for payment associated with the performance of such Maintenance, shall be allocated between Landlord and Tenant in accordance with this Rider 2, except as otherwise set forth in Section 9 of this Lease.

(a) Landlord's Obligation to Maintain at Landlord's Expense. Landlord shall Maintain the Building footings, foundations, structural steel columns and girders, at Landlord's sole expense, without reimbursement from Tenant.

(b) Landlord's Obligation to Maintain at Tenant's Expense. Landlord shall Maintain the following, the costs of which shall be included as Operating Expenses: (i) the Building roof and exterior walls (including, without limitation, exterior façade painting and caulk repair); (ii) the base Building life safety systems (including, but not limited to, fire sprinkler systems, fire pumps and fire alarm panels and devices); (iii) the main utility lines to the point of connection into the Building (e.g., main electricity and water/sewer service to the Building); (iv) any Building Systems not exclusively serving the Premises or the premises of another tenant; (v) the irrigation systems, storm water facilities and detention ponds; and (vi) the Common Areas (including, without limitation, any fencing (other than fencing exclusively serving the Premises), exterior landscaping, asphalt/concrete, snow and ice removal from sidewalks, parking areas, loading areas and driveways). In addition to the foregoing, Landlord shall, as an Operating Expense, be responsible for the following: exterior pest control; exterior window cleaning; exterior stair systems; and sanitary lift stations.

(c) Supplemental Service. If Tenant requests and Landlord then furnishes any service or maintenance over and above the scope of services or maintenance required to be provided by Landlord under this Lease, then Tenant shall pay to Landlord, within 10 days after being billed therefor, Landlord's charge for such supplemental service or maintenance (together with a supplemental service fee of 20% thereof).

(d) Tenant's Obligation to Maintain at Tenant's Expense. Except as otherwise expressly provided in subsections (a) and (b) above, Tenant shall Maintain, at its sole expense, the following: (i) the Building Systems exclusively serving the Premises (including, without limitation, exterior lighting and supplemental life safety systems relating to Tenant's use of the Premises (including, but not limited to, specialty sprinkler systems and fire suppression systems)); (ii) the Premises and all fixtures and equipment in the Premises (including, without limitation, the floor/concrete slab, all interior and exterior doors and windows, all dock equipment (including dock doors, levelers, bumpers, dock shelters, ramps and dock lights) and all telephone, telecommunications, data and other communication lines and equipment); and (iii) any fencing exclusively serving the Premises. In addition to the foregoing, Tenant, at its sole cost, shall be responsible for the following: security; interior pest control; interior window cleaning; janitorial; trash and recyclables collection services (including dumpsters); elevators; office/warehouse lighting (including all bulbs and ballasts); and ceiling tiles. Major Repairs shall be subject to Landlord consent and other applicable provisions of Section 12 of this Lease. Tenant shall (i) perform each of its Maintenance obligations with a service provider and a service agreement reasonably acceptable to Landlord and, if applicable, within such scope and frequency and otherwise in accordance with any manufacturer's recommendations, warranty specifications, and Landlord reasonable requirements established from time to time, and (ii) provide Landlord with documentation evidencing the satisfactory payment and completion (or results) of any such Maintenance. Tenant shall provide Landlord with a copy of a new contract meeting such requirements on or before the tenth (10th) day prior to the expiration of the then-existing service agreement. All Maintenance by Tenant shall utilize materials and equipment which meet or exceed the quality of that originally used in constructing the Building and Premises. Tenant, upon receipt, shall provide Landlord with copies of all written information (including, without limitation, agreements, contracts, records, reports, certificates, invoices and receipts) relating to any Tenant Maintenance hereunder documenting the satisfactory completion (or results) of such work (or testing), in accordance with applicable code, throughout the Term of the Lease. Should Tenant fail to provide such written information as required, then Landlord, at its election, may utilize a third-party vendor to perform inspections with regard to Tenant's Maintenance obligations and, in such case, Tenant shall pay to Landlord, within 10 days after being billed therefor, the out-of-pocket costs actually incurred by Landlord to verify that Tenant is performing its Maintenance obligations in accordance with this Lease. Tenant, at its sole expense, when performing any Maintenance obligation required to be performed by Tenant under this subsection (d), will be solely responsible for

ensuring that any such Maintenance that has an impact on the Building roof (e.g., Maintaining any HVAC located on the Building roof) is performed in a manner that does not violate the Building's roof warranty, and Tenant shall be solely responsible for any costs or expenses that are not covered by such warranty. Notwithstanding the foregoing, if a replacement of any Building System, equipment or fixture exclusively serving the Premises, is required during the Term of this Lease, then Landlord, at its sole option, may elect to replace such system itself, at Tenant's sole expense, in which event Tenant agrees to pay to Landlord, within 10 days after being billed therefor, any and all costs incurred by Landlord in performing such replacement.

(e) **Tenant's Failure to Maintain.** If Tenant fails to Maintain the Premises or Property in accordance with this Lease, then Landlord, subject to Tenant's notice and cure rights expressly provided in this Lease, shall have the rights and remedies set forth in Section 22 of this Lease; provided, however, that in the case of a condition that Landlord reasonably believes poses an imminent threat to life, safety or damage to property, Landlord may take immediate action to correct such failure, and Tenant shall pay to Landlord, within 10 days after being billed therefor, any and all costs incurred by Landlord in connection with such correction, together with an administrative fee of 20% of such costs.

(f) **Tenant Notice Requirement.** If Tenant becomes aware of any condition that is Landlord's responsibility to repair, Tenant shall promptly notify Landlord in writing of the condition. Moreover, regardless of which party bears responsibility for repair, Tenant shall immediately notify Landlord in writing if Tenant becomes aware of any areas of water intrusion or mold in or about the Premises.